Exhibit 10.16

MERGER TERMINATION AGREEMENT

THIS MERGER TERMINATION AGREEMENT (this “Agreement”), made as of this 28th day of November, 2011, by and among Eagle Bancorp, Inc. (“Eagle”), a corporation organized and existing under the laws of the State of Maryland; EagleBank, a Maryland chartered commercial bank and a wholly-owned subsidiary of Eagle (“EagleBank”); Alliance Bankshares Corporation (“Alliance”), a corporation organized and existing under the laws of the Commonwealth of Virginia; and Alliance Bank Corporation, a Virginia chartered commercial bank and a wholly-owned subsidiary of Alliance (“Alliance Bank”).

WHEREAS, Eagle, Alliance and Alliance Bank are parties to that certain Agreement of Merger and related Plan of Merger, dated as of July 27, 2011, by and among Eagle, Alliance and Alliance Bank (the “Merger Agreement”), pursuant to which Alliance would be merged with and into Eagle (the “Merger”), with Eagle being the surviving corporation resulting from such Merger, and each share of Alliance Common Stock would be converted into shares of Eagle Common Stock;

WHEREAS, EagleBank and Alliance Bank are parties to that certain Agreement of Merger and related Plan of Merger, dated as of July 27, 2011, by and between EagleBank and Alliance Bank (the “Bank Merger Agreement”), pursuant to which Alliance Bank would be merged with and into EagleBank (the “Bank Merger”), with EagleBank being the surviving institution resulting from such Bank Merger;

WHEREAS, Section 8.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated by mutual consent of all parties thereto;

WHEREAS, Section 7 of the Bank Merger Agreement provides that the Bank Merger Agreement shall be terminated and of no further force and effect in the event that the Merger Agreement is terminated and the merger of Alliance with and into Eagle contemplated thereby terminated, abandoned or otherwise cancelled;

WHEREAS, Eagle, Alliance and Alliance Bank have determined that they desire to terminate the Merger Agreement on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereafter set forth, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Termination of the Merger Agreement. Eagle, Alliance and Alliance Bank hereby mutually agree in accordance with Section 8.1(a) of the Merger Agreement that, immediately upon execution of this Agreement, the Merger Agreement, including without limitation all provisions which would have otherwise survived termination of the Merger Agreement, other than the provisions of Section 6.1 relating to confidentiality and the destruction or return of documents, is terminated and shall be of no further force or effect. For clarity and not in limitation of the foregoing, in no event shall any party to the Merger Agreement or Bank Merger Agreement be required to pay any amount to any other party pursuant to such agreements.

2. Automatic Termination of Bank Merger Agreement. The parties hereto hereby acknowledge that, upon execution of this Agreement, the Bank Merger Agreement shall, without further action, terminate and be of no further force and effect.

3. Automatic Termination of Support Agreements. The parties hereto hereby acknowledge that, upon execution of this Agreement, the support agreements, each dated July 27, 2011, between Eagle and each of the directors of Alliance shall, without further action, terminate and be of no further force and effect.

4. Expenses of the Merger Agreement. (a) Alliance and Alliance Bank agree that they shall be solely responsible for their expenses and costs incurred in connection with the investigation, negotiation and documentation of the Merger Agreement, the Bank Merger Agreement and the transactions contemplated thereby, preparations for obtaining shareholder and regulatory approvals therefor, and for this Agreement.

(b) Eagle and EagleBank agree that they shall be solely responsible for their own expenses and costs incurred in connection with the investigation, negotiation and documentation of the Merger Agreement, the Bank Merger Agreement and the transactions contemplated thereby, preparations for obtaining shareholder and regulatory approvals therefor, and for this Agreement.

5. Release By Alliance and Alliance Bank. Alliance and Alliance Bank hereby irrevocably, fully, finally and absolutely release, remise and forever discharge Eagle and EagleBank and all of their respective affiliates (within the meaning of Rule 12b-2 promulgated under the Securities Act of 1934, as amended), predecessors, successors and assigns, and all of the directors, officers, shareholders, employees, agents and other representatives of all of the foregoing (collectively, the “Eagle Releasees”) of and from any and all actions or causes of action, suits, debts, claims, liabilities, damages, costs, expenses (including, but not limited to, attorney’s fees), demands, judgments, taxes, penalties, charges, complaints, contracts, covenants, agreements, controversies and other obligations of whatever kind or nature, whatsoever in law and equity, known or unknown, against any of the Eagle Releasees which Alliance and/or Alliance Bank ever had, may now have or hereafter can, shall or may have, or which Alliance and/or Alliance Bank’s administrators, receivers, conservators, legal representatives, successors or assigns may have for, upon or by reason of any matter, cause or thing whatsoever arising out of or in connection with the Merger Agreement or the Bank Merger Agreement, and any and all other agreements and understandings between the Eagle Releasees or any of them and Alliance or Alliance Bank relating to the Merger and the Bank Merger Agreement. Alliance and Alliance Bank agree not to sue any Eagle Releasee with respect to any claim released hereby. For purposes of clarity, Alliance and Alliance Bank confirm their intention that this release be of the broadest possible scope, and of every claim related to the Merger Agreement and the Bank Merger Agreement, the release of which is not prohibited by law.

6. Release By Eagle and EagleBank. Eagle and EagleBank hereby irrevocably, fully, finally and absolutely release, remise and forever discharge Alliance and Alliance Bank and all of their respective affiliates (within the meaning of Rule 12b-2 promulgated under the Securities Act of 1934, as amended), predecessors, successors and assigns, and all of the directors, officers, shareholders, employees, agents and other representatives of all of the foregoing (collectively, the “Alliance Releasees”) of and from any and all actions or causes of action, suits, debts, claims, liabilities, damages, costs, expenses (including, but not limited to, attorney’s fees), demands, judgments, taxes, penalties, charges, complaints, contracts, covenants, agreements, controversies and other obligations of whatever kind or nature, whatsoever in law and equity, known or unknown, against any of the Alliance Releasees which Eagle and/or EagleBank ever had, may now have or hereafter can, shall or may have, or which Eagle and/or EagleBank’s administrators, receivers, conservators, legal representatives, successors or assigns may have for, upon or by reason of any matter, cause or thing whatsoever arising out of or in connection with the Merger Agreement or the Bank Merger Agreement, and any and all other agreements and understandings between the Alliance Releasees or any of them and Eagle or EagleBank relating to the Merger and the Bank Merger Agreement. Eagle and EagleBank agree not to sue any Alliance Releasee with respect to any claim released hereby. For purposes of clarity, Eagle and EagleBank confirm their intention that this release be of the broadest possible scope, and of every claim related to the Merger Agreement and the Bank Merger Agreement, the release of which is not prohibited by law.

7. Disclaimer of Liability. The parties hereto acknowledge and agree that this Agreement and all actions taken pursuant to it are done and accepted as a full and complete compromise of all matters addressed by this Agreement; that neither this Agreement nor any actions undertaken in connection therewith by the parties hereto, their attorneys, or representatives, shall be considered admissions by any of said parties; and that no past or present wrongdoing, fault, or failure on the part of any party or its or their representatives, agents, or employees, shall be implied or inferred from such matters or such actions. Neither this Agreement nor any of its terms shall be offered or received in evidence in any proceeding or utilized in any manner whatsoever as an admission or any evidence of any wrongdoing, default, or failure of any nature, or any liability therefor, on the part of any party hereto, their agents, representatives, officers, or employees; provided, however, that nothing contained in this paragraph shall prevent this Agreement from being used, offered, or received into evidence in any proceeding to approve, enforce, or otherwise effectuate this Agreement.

8. Representations and Warranties of Eagle and EagleBank. Eagle and EagleBank hereby represent to Alliance and Alliance Bank as follows: (i) each of Eagle and EagleBank has full corporate power and authority to execute, deliver and perform this Agreement; (ii) this Agreement has been duly and validly authorized by their respective boards of directors and executed and delivered by each of them and constitutes a valid binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles; (iii) neither Eagle nor EagleBank has assigned, transferred or conveyed to any other person any claim or any portion thereof or interest therein relating to any matters that are the subject of this Agreement; and (iv) neither Eagle nor EagleBank has filed or caused to be filed any lawsuit, action or proceeding against any other party that arises out of, concerns and/or in any way relates to the Merger Agreement or the Bank Merger Agreement.

9. Representations and Warranties of Alliance and Alliance Bank. Alliance and Alliance Bank hereby represent to Eagle and EagleBank as follows: (i) each of Alliance and Alliance Bank has full corporate power and authority to execute, deliver and perform this Agreement; (ii) this Agreement has been duly and validly authorized by their respective boards of directors and executed and delivered by each of them and constitutes a valid binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles; (iii) neither Alliance nor Alliance Bank has assigned, transferred or conveyed to any other person any claim or any portion thereof or interest therein relating to any matters that are the subject of this Agreement; and (iv) neither Alliance nor Alliance Bank has filed or caused to be filed any lawsuit, action or proceeding against any other party that arises out of, concerns and/or in any way relates to the Merger Agreement or the Bank Merger Agreement

10. Public Announcement. On November 28, 2011, after 4:30 PM, Eastern Time, but prior to 5:30 PM, Eastern Time, Eagle and Alliance will each issue the press release attached as Exhibit A to this Agreement. Eagle, EagleBank, Alliance and Alliance Bank agree that any public statements made by them regarding the termination of the Merger Agreement and the Bank Merger Agreement shall be consistent with the terms of this Agreement. Each of Eagle and Alliance shall file an 8-K, not later than 5:30 PM, Eastern Time on November 30, 2011, reporting the issuance of such press release and announcing the termination of the Merger.

11. Termination of Other Agreements. The parties hereto hereby acknowledge that, upon execution of this Agreement, the non-solicitation & non-disparagement agreements, each dated as of July 27, 2011, among Eagle, EagleBank and the directors of Alliance, and the non-competition agreements, each dated as of July 27, 2011, among Eagle, EagleBank and the directors of Alliance, shall, without further action, terminate and be of no further force and effect. Eagle and EagleBank agree to cooperate with the parties to such agreements to memorialize promptly the foregoing.

12. Third Party Benefit, Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding on the respective successors, assigns and legal representatives of the parties hereto. Except for the Eagle Releasees and the Alliance Releasees, who shall be entitled to the benefit and enforcement hereof, no third party is intended to have, or shall have, any benefit, rights or remedies as a third party beneficiary hereunder.

13. Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof to any person(s) or in any circumstance(s), shall, for any reason, be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such court shall have the power, and hereby is directed, to substitute for or limit such provision(s) in order as closely as possible to effectuate the original intent of the parties with respect to such invalid, illegal or unenforceable provision(s) and to enforce such substituted provision(s) or, if such substitution or limitation is not possible, to deem such provision(s) to be deleted from this Agreement as if never included herein. Subject to the foregoing, the invalidity, illegality or unenforceability of any one or more of the provisions contained herein shall not affect the validity of any other provision of this Agreement.

14. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws.

15. Amendments. This Agreement shall not be amended, modified or terminated otherwise than by a written agreement executed by the parties hereto or their respective successors, assigns and legal representatives, which writing shall affirmatively state an intention to amend this Agreement.

16. Headings. Section headings and numbers have been inserted for convenience of reference only and in no way define or limit the scope or content of this Agreement or in any way affect the interpretation of its provisions.

17. Entire Agreement. Except as provided hereunder, and except for the Confidentiality and Non-Solicitation Agreement, dated of even date herewith, by and among the parties hereto (the “Confidentiality Agreement”), this Agreement contains all of the terms and conditions agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties concerning such subject matter whether oral or written.

18. Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other remedy.

19. Construction. The parties acknowledge and agree that (i) this Agreement shall not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel, if any, have reviewed and negotiated, or had the opportunity to negotiate, the terms and provisions of this Agreement, and have contributed, or had the opportunity to contribute, to its revision, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iv) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

20. WAIVER OF JURY TRIAL. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT.

21. Counterparts This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

EAGLE BANCORP, INC.

By:	/s/ Ronald D. Paul
Name: Ronald D. Paul
Title: Chief Executive Officer

EAGLEBANK

By:	/s/ Ronald D. Paul
Name: Ronald D. Paul
Title: Chief Executive Officer

ALLIANCE BANKSHARES CORPORATION

By:	/s/ William E. Doyle, Jr.
Name: William E. Doyle, Jr.
Title: President & Chief Executive Officer

ALLIANCE BANK CORPORATION

By:	/s/ William E. Doyle, Jr.
Name: William E. Doyle, Jr.
Title: President & Chief Executive Officer

[Signature Page to Merger Termination Agreement]

Exhibit A

[Please refer to Exhibit 99.1]